Exhibit 99.1

                                                  [GEORGETOWN SAVINGS BANK LOGO]

PRESS RELEASE

                                                            Contact Information:
                                    Joseph W. Kennedy, Senior Vice President/CFO
                                                        Georgetown Bancorp, Inc.
                                                                    978-352-8600
                                                    joe.kennedy@georgetownsb.com

                            Georgetown Bancorp, Inc.
              Reports Results for Quarter Ended September 30, 2006

         GEORGETOWN, MASSACHUSETTS, October 30, 2006 -
         Georgetown Bancorp, Inc. (OTCBB: GTWN) (the "Company"), holding company for Georgetown Savings Bank (the "Bank"), reported a net loss for the three months ended September 30, 2006 of $86,000, or $.03 per basic and diluted share compared to a net income of $34,000 or $.01 per basic and diluted share for the three months ended September 30, 2005.

         Robert E. Balletto, President and Chief Executive Officer, said, "Competitive pressures, a softening real estate market and the current flat yield curve continued to result in a difficult operating environment negatively affecting the Company's profitability. We remain focused on our strategic objective of increasing commercial banking and have begun a retained executive search for a proven, senior commercial lender to improve our generation of commercial business. I am encouraged by our recent performance in generating fee income from our Overdraft Privilege Program, which was launched in April. Additionally, we expect recent personnel restructurings to partially offset the anticipated investments in our commercial banking unit, resulting in more normalized non-interest expense increases in fiscal 2007, as compared to fiscal 2006."

         Net interest income decreased $78,000, or 7.21% to $1.0 million for the three months ended September 30, 2006, from $1.1 million for the same period in 2005. Due to a timing change of when the Federal Home Loan Bank (FHLB) dividend was declared, the September 2006 quarterly results included a $39,000 dividend payment on the Company's FHLB stock related to the quarter ended June 30, 2006. The decrease in net interest income was primarily a result of the decrease in net interest margin to 2.53% during the three months ended September 30, 2006, from 2.86% for the same period in 2005. Adjusting for the $39,000 dividend, the net interest margin during the three months ended September 30, 2006 would have been 2.43%.

         The provision for loan losses for the three months ended September 30, 2006 was $64,000 compared to a provision of $33,000 for the three months ended September 30, 2005.

         Non-interest income for the three months ended September 30, 2006 increased $66,000 or 59.5% to $175,000, compared to $109,000 for the three months ended September 30, 2005. The increase was primarily due to the positive customer response and income generated from the Company's recently launched Overdraft Privilege Program.

         Non-interest expense for the three months ended September 30, 2006 increased $138,000 or 12.5% to $1.2 million, compared to $1.1 million for the same period in 2005. The increase in non-interest expense was primarily due to current period expense of $53,000 related to recruitment of a senior commercial loan officer, $20,000 in severance payments for departed employees and from additional operating expenses related to the North Andover office, which opened in December 2005.

         Total assets increased by $1.6 million, or 1.00%, to $170.6 million at September 30, 2006 from $168.9 million at June 30, 2006. Net loans receivable increased $1.7 million, to $130.5 million at September 30, 2006, from $128.8 million at June 30, 2006. The increase was due primarily to a $2.6 million or 21.8% increase in commercial real estate loans, partially offset by a decreases in residential construction and home equity loans. Total interest earning assets increased $2.2 million or 1.4% to $160.9 million at September 30, 2006, from $158.7 million at June 30, 2006.

         Total deposits increased $2.8 million or 2.9%, to $99.3 million at September 30, 2006 from $96.6 million at June 30, 2006. The increase was primarily due to an increase of $4.6 million or 11.3% in certificates of deposit and an increase of $2.3 million or 30.5% in Now checking accounts, offset by declines in other deposit categories.

         Total borrowings from the FHLB increased $238,000 or .5%, to $51.5 million at September 30, 2006 from $51.2 million at September 30, 2005.

         Total stockholders' equity decreased $652,000 or 3.5% to $18.0 million at September 30, 2006, compared to $18.7 million at June 30, 2006, which represented 10.56% and 11.05% of total assets, respectively, at those dates. The decrease in total stockholders' equity was primarily due to the repurchase of 78,000 shares of the Company's stock at a cost of $751,000.


                                   GEORGETOWN BANCORP, INC.
                              STATEMENTS OF FINANCIAL CONDITION
                       -----------------------------------------------
                                         (unaudited)
                                            ASSETS

                                                                    At               At
                                                               September 30,      June 30,
                                                                   2006             2006
                                                                -----------      -----------
                                                               (In thousands)   (In thousands)
Cash and due from banks                                         $     2,818      $     3,257
Short-term investments                                                2,452              720
                                                                -----------      -----------
               Total cash and cash equivalents                        5,270            3,977

Securities available for sale, at fair value                         14,728           15,465
Securities held to maturity, at amortized cost                        9,340            9,823
Federal Home Loan Bank stock, at cost                                 2,905            2,905
Loans, net of allowance for loan losses of $1,068,000
    at September 30, 2006 and $1,016,000 at June 30, 2006           130,452          128,778
Premises and equipment                                                5,127            5,230
Accrued interest receivable                                             682              674
Bank-owned life insurance                                             1,223            1,211
Other assets                                                            828              852
                                                                -----------      -----------

               Total assets                                     $   170,555      $   168,915
                                                                ===========      ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                        $    99,346      $    96,571
Short-term borrowings                                                15,550           22,300
Long-term Federal Home Loan Bank advances                            35,909           28,921
Securities sold under agreements to repurchase                          821              762
Mortgagors' escrow accounts                                             299              289
Accrued expenses and other liabilities                                  623            1,413
                                                                -----------      -----------
               Total liabilities                                    152,548          150,256
                                                                -----------      -----------

Commitments and Contingencies                                            --               --

Stockholders' equity:
Preferred stock, $0.10 par value per share:                       1,000,000
  shares authorized; none outstanding                                    --               --
Common Stock, $0.10 par value per share: 10,000,000
  shares authorized; 2,777,250 shares issued, 2,699,250 and             278              278
  2,777,250 shares outstanding at September 30, 2006
  and June 30,2006, respectively
Additional paid-in capital                                           11,452           11,452
Retained earnings                                                     7,908            7,996
Accumulated other comprehensive loss                                   (164)            (330)
Treasury stock, at cost (78,000 shares at September 30, 2006)          (751)              --
Unearned compensation - ESOP                                           (716)            (737)
                                                                -----------      -----------
               Total stockholders' equity                            18,007           18,659
                                                                -----------      -----------

               Total liabilities and stockholders' equity       $   170,555      $   168,915
                                                                ===========      ===========


                              GEORGETOWN BANCORP, INC.
                              STATEMENTS OF OPERATIONS
                      ----------------------------------------
                                    (unaudited)

                                                            Three Months Ended
                                                       September 30,   September 30,
                                                            2006           2005
                                                        -----------    -----------
                                               (Dollars in Thousands except per share data)
Interest and dividend income:
    Loans, including fees                               $     1,914    $     1,595
    Investment interest and dividends                           365            331
    Short-term investments                                        8             30
                                                        -----------    -----------
               Total interest and dividend income             2,287          1,956
                                                        -----------    -----------

Interest expense:
    Deposits                                                    652            408
Short-term borrowings                                           294            269
Long-term Federal Home Loan Bank advances                       333            193
    Securities sold under agreements to repurchase                2              2
                                                        -----------    -----------
               Total interest expense                         1,281            872
                                                        -----------    -----------

Net interest income                                           1,006          1,084
Provision for loan losses                                        64             33
                                                        -----------    -----------
Net interest income, after provision for loan losses            942          1,051
                                                        -----------    -----------

Non-interest income:
    Customer service fees                                       156             92
    Income from bank-owned life insurance                        12             11
    Other                                                         7              6
                                                        -----------    -----------
               Total non-interest income                        175            109
                                                        -----------    -----------

Non-interest expenses:
    Salaries and employee benefits                              686            653
    Occupancy and equipment expenses                            207            170
    Data processing expenses                                     77             57
    Professional fees                                            68             85
    Advertising expense                                          12             10
    Other general and administrative expenses                   198            135
                                                        -----------    -----------
               Total non-interest expenses                    1,248          1,110
                                                        -----------    -----------

(Loss) income before income taxes                              (131)            50

Income tax (benefit) expense                                    (45)            16
                                                        -----------    -----------

Net (loss) income                                       $       (86)   $        34
                                                        ===========    ===========

Net (loss) income per share:
Basic and diluted                                       $     (0.03)   $      0.01


Basic and diluted weighted average shares outstanding     2,674,838      2,696,736


About Georgetown Savings Bank
-----------------------------

Founded in 1868, Georgetown Savings Bank, with branches in Georgetown, MA, North Andover, MA and Rowley, MA, serves the financial needs of Essex County and southern New Hampshire residents and businesses. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.
                    --------------------

Forward-looking statements
--------------------------

This news release may contain certain forward-looking statements, such as statements of the Company's or the Bank's plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be" or "would." These statements are subject to change based on various important factors (some of which are beyond the Company's or the Bank's control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management's analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

                                        END